                                                                               .
                                                                               .
                                                                               .

                                                                    EXHIBIT 99.1

ITEM 6. SELECTED FINANCIAL DATA

                                                                          FOR THE YEAR ENDED DECEMBER 31,
                                                           -------------------------------------------------------------
                                                              2003         2002         2001         2000        1999
                                                           ----------   ----------   ----------   ----------  ----------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Healthcare revenues .....................................  $  540,552   $  426,382   $  411,293   $  266,187  $  207,370
Income (loss) from continuing operations before income
  taxes .................................................      14,045        2,785      (28,867)       3,144       2,054
Income (loss) from continuing operations ................      13,216        2,478      (27,015)       1,707       1,234
Income (loss) from discontinued operations, net of
  taxes .................................................      (1,341)       9,423      (17,828)       6,100       3,406
Net income (loss) attributable to common shares .........      11,875       11,901      (45,006)       7,159       2,328

Net income (loss) per common share - basic:
    Income (loss) from continuing operations ............        2.07         0.44        (5.14)        0.27       (0.30)
    Income (loss) from discontinued operations, net of
      taxes .............................................       (0.21)        1.68        (3.36)        1.59        0.94
    Net income (loss) ...................................        1.86         2.12        (8.50)        1.86        0.64

Net income (loss) per common share - diluted:
    Net income (loss) from continuing operations ........        2.00         0.43        (5.14)        0.31       (0.30)
    Net income (loss) from discontinued operations,
      net of taxes ......................................       (0.20)        1.65        (3.36)        1.09        0.94
    Net income (loss) ...................................        1.80         2.08        (8.50)        1.40        0.64

Weighted average common shares outstanding - basic ......       6,398        5,603        5,292        3,854       3,613
Weighted average common shares outstanding - diluted ....       6,604        5,718        5,292        5,587       3,613
Cash dividends per share ................................          --           --           --           --          --

      See Management's Discussion and Analysis of Financial Condition and Results of Operations and Notes to Consolidated Financial Statements describing the reclassification from continuing operations to discontinued operations of contracts terminating during 2002 and 2003, the financial impact for 2003 and 2002 of adjustments to the loss contract reserve and for 2001 of charges related to goodwill impairment, loss contracts and additional medical claims accruals. During 2000, the Company acquired certain assets of SPP and CPS and purchased all of the outstanding common stock of CHS in three separate purchase transactions. During 1999, the Company purchased all of the outstanding stock of EMSA Government Services, Inc. These acquisitions were accounted for under the purchase method of accounting and the results of operations of the acquired entities have been included in the Company's consolidated operating results since the respective acquisition dates.

                                                                     AS OF DECEMBER 31,
                                               -------------------------------------------------------------
                                                  2003         2002         2001         2000        1999
                                               ----------   ----------   ----------   ----------  ----------
                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital (deficit) ...................  $  (19,887)  $  (38,395)  $   (3,826)  $   15,573  $    9,498
Total assets ................................     158,423      176,048      160,380      161,402      98,727
Long-term debt, including current portion ...       3,559       45,996       58,100       56,800      25,500
Mandatory redeemable preferred stock ........          --           --           --       12,397      12,375
Mandatory redeemable common stock ...........          --           --           --           --       1,842
Stockholders' equity (deficit) ..............      38,957       14,325       (3,554)      28,965      16,723

      The working capital deficit as of December 31, 2003, reflects the timing of receipt of revenues versus the payment for healthcare services provided under correctional healthcare service contracts. The working capital deficit as of December 31, 2003 and 2002 includes $365,000 and $41.1 million, respectively, of borrowings outstanding under the Company's revolving credit facility. This revolving credit facility has a maturity date of October 31, 2005; however, due to the presence of a typical material adverse effect clause in the loan agreement combined with the existence of a mandatory lock-box agreement, borrowings outstanding under the revolving credit facility have been classified as a current liability in accordance with the guidance in the Financial Accounting Standard Board's Emerging Issues Task Force Consensus 95-22, "Balance Sheet Classification of Borrowings Outstanding Under Revolving Credit Agreements that Include Both a Subjective Acceleration Clause and a Lock-Box Arrangement." For further discussion, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" or Note 11 to the Company's Consolidated Financial Statements included in this Annual Report.

                                        1